Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-188254, 333-227367, 333-255467, and 333-256210) on Form S-8 and (Nos. 333-281915 and 333-266462) on Form S-3 of our reports dated February 21, 2025, with respect to the consolidated financial statements of Synovus Financial Corp. and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP
Atlanta, Georgia
February 21, 2025